Exhibit 99.1

FOR RELEASE: Sunday, December 17, 2006

STANLEY E. REED JOINS SIMMONS FIRST CORPORATE BOARD

Pine Bluff, AR - - Stanley E. Reed, a third generation farmer from Marianna, and president of Farm Bureau Mutual Insurance of Arkansas, has joined the Simmons First National Corporation (NASDAQ-GS: SFNC)  board of directors according to J. Thomas May, chairman and chief executive officer.

May noted, “I have had the opportunity to know Stanley and his family for many years, and have worked with him on several different boards of directors. He is a tremendous business man, and, more significantly, a great family man. His knowledge and commitment to agriculture and higher education is unequalled. He gets involved to make a difference and he has certainly been successful in helping several organizations improve the economic opportunity and quality of life for many Arkansans. I’m very proud to have him as a member of our Corporate Board.”

Reed is a graduate of University of Arkansas School of Law and received his bachelor’s degree in agricultural engineering from the University of Arkansas at Fayetteville, both with highest honors.

He serves as chairman of the Board of Trustees for the University of Arkansas System and is on the board for Baptist Health System and was elected to a second, two-year term on the American Farm Bureau Federation’s board of directors at their national convention in January 2006.

Reed is a member of the Arkansas Academy for Agricultural Engineers and has been honored as a Distinguished Alumni of the College of Engineering.

He has served on numerous commodity promotion boards, including past chairman of the state Soybean Promotion Board and has been active in Cotton Incorporated and served on the State Support Committee for Cotton Research.

Reed is serving his fourth term as president of the Arkansas Farm Bureau, and has been on the Arkansas Farm Bureau state board for over 20 years, including four years as vice president and secretary / treasurer for six years. He has held numerous county and state chairmanships with Farm Bureau and the Southern Farm Bureau Casualty and Life Insurance Companies.

He is currently vice chairman of the Southern Farm Bureau Casualty Company.

Simmons First National Corporation is a $2.7 billion financial holding company, with eight community banks in Pine Bluff, Jonesboro, Lake Village, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas. The Company’s eight banks conduct financial operations from 84 offices, of which 81 are financial centers, in 46 communities.

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FOR MORE INFORMATION CONTACT:
ROBERT A. FEHLMAN
Executive Vice President and Chief Financial Officer
Simmons First National Corporation
(501) 558-3141

P.O. BOX 7009     510 MAIN STREET     PINE BLUFF, ARKANSAS 71611-7009     (870) 541-100     www.simmonsfirst.com